Exhibit 3.17
CERTIFICATE OF FORMATION
OF
MPT OF HUNTINGTON BEACH, LLC
TO THE DELAWARE SECRETARY OF STATE:
The Certificate of Formation of MPT of Huntington Beach, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act as the same is set forth in 6 Delaware Code Annotated Section 18-101 et seq. (the “Act”).
1. The name of the limited liability company (the “Company”) is:
MPT of Huntington Beach, LLC
2. The address of the registered office of the Company in Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Company’s registered agent at that address is National Registered Agents, Inc.
IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation, which shall become effective upon filing with the Office of the Delaware Secretary of State, to be duly executed as of the 13th day of October, 2006.

/s/ Thomas O. Kolb
Thomas O. Kolb
Authorized Person